Exhibit (p)(ii)

LOTSOFF CAPITAL MANAGEMENT

CODE OF ETHICS

Table of Contents

Page
Introduction	1-1
Violations and Remedies	2-1
Fiduciary Duty	3-1
Client Opportunities	4-1
Insider Trading	5-1
Personal and Proprietary Trading	6-1
Gifts and Entertainment	7-1
Outside Business Activities	8-1

Appendices

The following Appendices, which are an integral part of this Code, contain forms and definitions to be utilized to implement the Policies and Procedures set forth herein.

Appendix 1 – Definitions of capitalized terms used in Code of Ethics

Appendix 2 – Employee Acknowledgment of Receipt of Compliance Code

Appendix 3 – Employee Annual Certification of Compliance

Appendix 4 – Personal Securities Holdings Report Form

Appendix 5 – Quarterly Transaction Reporting Form

Appendix 6 – Outside Business Activities Approval Form

i

LCM Code of Ethics — Introduction

LOTSOFF CAPITAL MANAGEMENT, INC.

CODE OF ETHICS

Introduction

Lotsoff Capital Management, Inc. (“LCM”) is committed to the highest legal and ethical standards in the investment management industry. It is the responsibility of every Employee of LCM to fulfil this commitment to ethical conduct and compliance with laws and regulations.

LCM is registered with the Securities and Exchange Commission (the “SEC” or “Commission”) as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”). This Code of Ethics (“Code”) contains fiduciary policies and procedures applicable to the investment management activities conducted by LCM. Section 204A of the Advisers Act requires all registered investment advisers to have policies and procedures to detect and prevent insider trading. SEC Rule 204A-1, effective August 31, 2004, requires every registered investment adviser to establish, maintain and enforce a Code of Ethics that at a minimum addresses personal trading by its “access persons”. This document integrates the various policies and procedures constituting LCM’s Code.

The Management Committee and the Chief Compliance Officer will review the Code at least once a year, in light of legal and business developments and experience in implementing the Code, and make changes as they deem appropriate.

This Code is the property of LCM and its contents are strictly confidential. Capitalized terms used in the Code are defined in Appendix 1. Each Employee must acknowledge familiarity with and keep for reference a copy of the Code of Ethics. (See Appendix 2 for acknowledgment of receipt of the Code of Ethics). At least once a year, you will be required to certify on the Employee Certification Form (set forth in Appendix 3) that you have read and understood this Code, that you have complied with the requirements of the Code, and that you have disclosed or reported all personal Securities Transactions required to be disclosed or reported.

The Chief Compliance Officer may make exceptions, on a case-by-case basis, to any of the provisions of this Code upon a determination that the conduct at issue involves at most a negligible opportunity for abuse or otherwise merits an exception. Approval of all such exceptions must be in writing.

Please contact the Chief Compliance Officer if you have any questions about this Code or any other compliance-related matters.

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LCM Code of Ethics – Violations and Remedies

Violations and Remedies

Legal penalties under the Insider Trading and Securities Fraud Enforcement Act are severe, both for individuals involved in such unlawful conduct and their employers. Some or all of the following penalties may be imposed even if a person who uses or communicates material non-public information does not personally benefit from the violations:

•	civil injunctions;
•	treble damages;
•	disgorgement of profits;
•	jail sentences;
•	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and
•	fines for the employer or other controlling person of up to the greater of $1 million or three times the amount of the profit gained or loss avoided.

In addition, the full panoply of administrative sanctions available to the SEC under the Advisers Act may be imposed on the individual violator and/or LCM, including:

•	censure;
•	cease and desist order;
•	limitations on the activities, functions, or operations of an adviser;
•	suspension for a period not exceeding twelve months of the adviser's registration, revocation of the registration of LCM;
•	civil money penalties of up to $50,000 per violation for an individual and/or $250,000 for LCM;
•	suspension of an individual from association with any investment adviser or other regulated entity;

In addition, as a matter of LCM policy, compliance with this Code of Ethics is a condition to continued employment with LCM. You must report any violation of this Code of Ethics promptly to the Chief Compliance Officer, or in his absence, to the Chief Operating Officer with a copy to the Chief Compliance Officer. The Chief Compliance Officer will investigate any reported or suspected violation of the provisions of the Code and report to the Management Committee on the factual findings and recommend sanctions, where appropriate.

If the Management Committee determines that an Employee has violated the Code, sanctions may be imposed by the Management Committee or if it so directs, the Chief Compliance Officer and other actions taken as deemed appropriate, including a letter of caution or warning, suspension of personal trading rights, suspension of employment (with or without compensation), fine, referral to the SEC and termination of employment for cause. As part of any sanction, an Employee may be required to reverse any trade(s) and forfeit any profit or absorb any loss from the trade.

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LCM Code of Ethics – Fiduciary Duty

Fiduciary Duty – Statement of Policy

LCM is a fiduciary of its Clients and owes each Client an affirmative duty of good faith and full and fair disclosure of all material facts. The SEC has stated that this duty is particularly pertinent whenever the adviser is in a situation involving a conflict or potential conflict of interest. We must affirmatively exercise authority and responsibility for the benefit of Clients and may not participate in any activities that may conflict with the interests of Clients. In addition, we must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of our Clients. Accordingly, at all times, we must conduct our business with the following precepts in mind:

1.	Place the interests of Clients first. We may not cause a Client to take action, or not to take action, for our personal benefit rather than the benefit of the Client. For example, causing a Client to purchase a Security you own for the purpose of increasing the price of that Security would be a violation of this Code. Similarly, investing for yourself in a Security of limited availability that was appropriate for your Clients without first considering that investment for your Clients would violate this Code.

2.	Avoid taking inappropriate advantage of our position. The receipt of investment opportunities, perquisites, or gifts from persons seeking business with LCM could call into question the exercise of our independent judgment. Accordingly, we may accept such items only in accordance with the limitations in this Code.

3.	Conduct all Personal Securities Transactions in compliance with this Code. This includes all preauthorization and reporting requirements and procedures regarding inside information and trade allocations. While LCM encourages you and your families to develop personal investment programs, you must not take any action that could result in even the appearance of impropriety.

4.	Keep information confidential. Information concerning client transactions or holdings is material non-public information and we may not use knowledge of any such information to profit from the market effect of those transactions.

5.	Comply with the federal securities law and all other laws and regulations applicable to LCM’s business. Make it your business to know what is required of us as an investment adviser, and integrate compliance into the performance of all duties.

6.	Seek advice when in doubt about the propriety of any action or situation. Any questions concerning this Code should be addressed to the Chief Compliance Officer, who is encouraged to consult with outside counsel, outside auditors or other professionals, as necessary.

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LCM Code of Ethics – Fiduciary Duty

The Policies and Procedures in the following sections of this Code of Ethics implement these general fiduciary principles in the context of specific situations.

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LCM Code of Ethics – Client Opportunities

Client Opportunities

Law and Policy

You may not cause or attempt to cause any Client to purchase, sell or hold any Security for the purpose of creating any personal benefit for you. Sections 206(1) and 206(2) of the Advisers Act generally prohibit an adviser from employing a “device, scheme or artifice” to defraud Clients or engaging in a “transaction, practice or course of business” that operates as a “fraud or deceit” on Clients. While these provisions speak of fraud, they have been construed very broadly by the SEC and used to regulate, through enforcement action, many types of adviser behaviour that the SEC deems to be not in the best interest of Clients or inconsistent with fiduciary obligations. One such category of behaviour is taking advantage of investment opportunities for personal gain that would be suitable for Clients. The SEC has brought actions against advisers for usurping Client opportunities, as, for example, in the case of the owner of an investment adviser who was privately offered and purchased an equity “kicker” which was used as an inducement for his firm to purchase high yield Securities for Clients. He purchased the high yield debt Securities for Client accounts without disclosing the availability of the purchase of the equity. He consented to permanent injunction and disgorged $1 million.

Accordingly, you may not take personal advantage of any opportunity properly belonging to LCM or any Client. This principle applies primarily to the acquisition of Securities of limited availability for your own account that would be suitable and could be purchased for the account of a Client, or the disposition of Securities from your account prior to selling a position from the account of a Client under circumstances when immediate disposition has been found appropriate by the Investment Committee. On the other hand, in the case of trades in listed Securities in liquid markets, where the Employees’ participation will not affect Client investment opportunities, Employees may participate with Clients in aggregated trades. See Personal and Proprietary and Trading, below.

Under certain limited circumstances, and only with the prior written approval of Chief Compliance Officer, an Employee may participate in certain opportunities of limited availability that are deemed by the Chief Compliance Officer not to have an adverse effect on any Client.

Procedures

Disclosure of Personal Interest. If you believe that you stand to benefit materially from an investment decision for a Client that you are recommending or making, you must disclose that interest to the Chief Compliance Officer or in his absence, the Chief Operating Officer. The disclosure must be made before the investment decision and should be documented by the Chief Compliance Officer.

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LCM Code of Ethics – Client Opportunities

Restriction on Investment. Based on the information given, the Chief Compliance Officer, or in his absence, the Chief Operating Officer, will make a decision on whether or not to restrict your participation in the investment decision. In making this determination, the Chief Compliance Officer or Chief Operating Officer will consider the following factors: (i) whether any Client was legally and financially able to take advantage of this opportunity; (ii) whether any Client would be disadvantaged in any manner; (iii) whether the opportunity is de minimis; and (iv) whether the opportunity is clearly not related economically to the Securities to be purchased, sold or held by any Client.

Record of Determination. A memorandum concerning the investment opportunity and the disposition of the approval request will be prepared promptly and maintained by the Chief Compliance Officer.

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LCM Code of Ethics – Insider Trading

Insider Trading

Law and Policy

LCM forbids any officer, director or Employee from trading, either personally or on behalf of others, including accounts managed by LCM, on the basis of material nonpublic information, or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading”. This policy applies to every officer, director and Employee and extends to activities within and outside their duties at LCM.

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in Securities (whether or not one is an “insider”) or to communications of material nonpublic information to others.

While the law concerning insider trading is not clearly defined for all circumstances, it is generally understood that the law prohibits:

•	trading by an insider, while in possession of material nonpublic information, or

•	trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated, or

•	communicating material nonpublic information to others.

LCM’s concerns about misuse of material non-public information may arise in two ways:

First, LCM may come into possession of material non-public information about another company, such as an issuer in which it is investing for clients or in which its own personnel might be investing for their own accounts. As further set forth below, if it is determined that LCM has material non-public information about an issuer, all investments in that issuer on behalf of clients and by LCM personnel, in both fixed income and equity securities, will be prohibited.

Second, LCM as an investment adviser has material non-public information in relation to its own business. The SEC has stated that the term “material nonpublic information” may include information about an investment adviser’s securities recommendations and Client Securities holding and transactions. It is the policy of LCM that all such information is to be kept in strict confidence by those who receive it, and such information may be divulged only within the firm and to those who have a need for it in connection with the performance of services to clients. However, some trades in securities in which LCM has invested for Clients may be permitted because the fact that LCM has made such investments may not be viewed as material information. The personal trading procedures set forth in the next section of this Code establish circumstances under which such trades will be considered permissible or restricted and the procedures to follow in making such trades.

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LCM Code of Ethics – Insider Trading

Determination of Insider Status – Corporate Issuers.

        Who is an Insider? The concept of “insider” is broad. It includes officers, directors and Employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for that company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the Employees of such organizations.

LCM itself may become a temporary insider of a company if it advises the company or its principals. If a Client, or a controlling person of a corporate Client, expects LCM and/or its Employees to keep nonpublic information that has been disclosed to them confidential, LCM may be considered a “temporary insider” of the Client. If an Employee of LCM is in possession of material nonpublic information, that knowledge may be imputed to LCM, and LCM may be potentially liable for misuse of that information.

        What is Material Information? Trading on nonpublic information is not a basis for liability unless the information is material. Information is generally defined as material if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or if the information is reasonably certain to have a substantial effect on the price of a company’s Securities. Information that should be considered material may concern, but is not limited to, dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, knowledge of an impending default on debt obligations, knowledge of an impending change in debt ratings by a nationally recognized statistical rating organization and extraordinary management developments.

Material information does not have to relate to the business of a company, but may be any information that would have a material impact on the price of the stock of the company. For example, in one case the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a company’s stock. In that case, a Wall Street Journal reporter was convicted in a criminal action for disclosing to others the dates that reports on various companies would appear in the Journal and the nature of the reports (positive or negative).

        What is Nonpublic Information? Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to shows that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public. Misuse of nonpublic information concerning LCM’s recommendations or transactions for clients and about client holdings may expose LCM and its Employees to sanctions.

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LCM Code of Ethics – Insider Trading

Procedures

The following procedures have been established to aid the officers, directors and Employees of LCM in avoiding insider trading in Securities of other companies, and to aid LCM in preventing, detecting and imposing sanctions against any personnel who engage in insider trading.

Identifying Inside Information. Before trading for yourself or others, including accounts managed by LCM, in the Securities of a company about which you may have potential inside information, ask yourself the following questions:

•	Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the Securities if generally disclosed?

•	Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the market place by being published in Reuters, The Wall Street Journal or other publications of general circulation?

Steps to Take if You Believe You May Have Inside Information Concerning an Issuer. If, after consideration of the above, you believe that the information is or may possibly be material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps:

•	Report the matter immediately to the Chief Compliance Officer, or in his absence, to the Chief Operating Officer.

•	Do not purchase or sell the Securities on behalf of yourself or others, including accounts managed by LCM.

•	Do not communicate the information inside or outside LCM, other than to the Chief Compliance Officer or, in his absence, to the Chief Operating Officer.

Procedures for Restricting Use of Inside Information. The Chief Compliance Officer will review any questions concerning possible possession of material nonpublic information that are brought to his attention, and may consult with counsel or other experts to the extent deemed appropriate under the circumstances. Once a determination as to the status of the information is made, either you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information, as follows:

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LCM Code of Ethics – Insider Trading

•	If the Chief Compliance Officer determines that an Employee, and thus LCM, may be in possession of material nonpublic information, he will place the stock on the restricted list in LCM’s PTA Connect software so that all Employees will be prevented from trading in the stock for LCM Clients. The Chief Compliance Officer will generally also post an announcement of the restriction on a news or broadcast message page of PTA Connect.

•	This restriction shall remain in place until the Chief Compliance Officer removes the stock from the restricted list.

•	In the unusual circumstance in which the Chief Compliance Officer is unavailable to review questions related to insider trading, the Chief Operating Officer will immediately notify all Employees by PTA Connect message to cease trading in the Security in question until a determination can be made by the Chief Compliance Officer.

Personal Account Monitoring. To ascertain that there have been no trades in Securities that are restricted, the Chief Compliance Officer will:

•	monitor trade confirmations of all Employees;

•	investigate and report any such occurrences to the Management Committee for potential sanctions; and

•	prepare and maintain brief memoranda describing any such investigation and its resolution.

Physical Safeguards — Restricting Access to Material Nonpublic Information. Care should be taken so that any material non-public information in possession of LCM is secure. Accordingly:

•	files containing material nonpublic information should be sealed and kept in a locked storage area; and

•	access to computer files containing material nonpublic information should be restricted.

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LCM Code of Ethics – Personal and Proprietary Trading

Personal and Proprietary Trading

Law and Policy

It is the policy of LCM to encourage Employees and their families to develop personal investment programs focused on long-term investing. Such investments must be consistent with the mission of LCM always to put Client interests first and with the requirements that LCM and its officers, directors and Employees not trade on the basis of material non-public information concerning LCM’s investment decisions for Clients or Client transactions or holdings.

SEC Rule 204A-1 under the Advisers Act requires that each registered investment adviser adopt, maintain and enforce a Code of Ethics that requires the adviser’s “access persons” to report their transactions and holdings periodically to the Chief Compliance Officer and requires the adviser to review these reports. This Code contains such requirements, and also imposes certain prophylactic measures recommended by the SEC to minimize the possibility that LCM or any of its Employees will misuse material non-public information concerning LCM’s investment decisions for clients or client transactions or holdings.

Under the SEC definition, the term “access person” includes any LCM Employee who has access to non-public information regarding clients’ purchase or sale of Securities, is involved in making securities recommendations to (or in the case of a discretionary manager like LCM, investment decisions on behalf of) clients or who has access to such recommendations that are non-public. It is LCM policy that all officers, directors and Employees of the firm are access persons (“Access Persons”) for purposes of these requirements. In addition, any pooled investment vehicle in which Access Persons own more than 25% of the equity interest shall itself be deemed an Access Person.

LCM has adopted the following policies to implement the requirements and recommendations of the SEC concerning personal Securities Transactions. Procedures to implement the policies are set forth together in the following section.

Transaction Reporting Requirements. It is the policy of LCM that all Access Persons must file initial and annual holdings reports and quarterly transaction reports with respect to all “reportable securities” with respect to which they have or acquire any Beneficial Interest. “Reportable securities” include all Securities except the following, which are deemed to present little opportunity for improper trading:

•	direct obligations of the Government of the United States;

•	money market instruments — bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments;

•	money market fund shares;

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LCM Code of Ethics – Personal and Proprietary Trading

•	shares of other types of mutual funds, unless LCM acts as the investment adviser for the fund; and

•	units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

Beneficial Interest includes direct or indirect power to make investment decisions and is presumed to cover accounts of immediate family members who share your household. (All such accounts are referred to as “Access Person Accounts”.) Beneficial Interest may also include accounts of others who share the same home as you, anyone to whose support you materially contribute and other accounts over which you exercise a controlling influence, but do not include accounts in which you have a Beneficial Interest if you provide the Chief Compliance Officer with written documentation showing that someone else has been granted investment discretion over the account. (See Definitions in Appendix 1 for more specific criteria.)

While other mutual fund investments are exempt from reporting, please note that investments by Access Person Accounts in Lotsoff Capital Management Equity Trust, and any other mutual funds that may in the future be managed by LCM, must be reported.

Reports need not be filed with respect to transactions effected pursuant to an automatic investment plan or in an account over which the Access Person has no direct or indirect influence or control.

Initial Public Offerings and Private Placements. It is the policy of LCM that Access Persons must obtain the written approval of the Chief Compliance Officer or, in his absence, the Chief Operating Officer, prior to investing in shares of initial public offerings or private placements, except for private placements of pooled investment vehicles sponsored or advised by LCM. In addition, LCM and its Access Persons may not invest in Securities that are privately offered by an issuer that also has a class of publicly traded Securities.

Short-Term Trading. Although short-term trading activity is not strictly prohibited, as a matter of policy, LCM strongly discourages short-term trading by Access Persons. All purchases and sales (or sales and purchases) of the same (or equivalent) Securities by any Access Person within a 60-day period will be reviewed by LCM for any patterns of abuse, and Access Persons may be counselled prospectively to alter their trading practices or may be subject to sanction, including disgorgement of profits, in extreme cases if abuses are found.

Preclearance. All transactions by Access Persons are subject to written preclearance by the Chief Compliance Officer or, in his absence, the Chief Operating Officer, according to the procedures set forth below, except for transactions inxchange – traded funds.Prohibited Transactions. To avoid even the appearance of impropriety, it is the policy of LCM that no Access Person may trade in any Security on the restricted list in PTA Connect. The restricted list will, generally include Securities any issuer with a market capitalization of less than $1.5 billion that are held in Client portfolios and such other Securities as are placed on the restricted list because LCM may have material nonpublic information concerning the Securities or for other reasons.

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LCM Code of Ethics – Personal and Proprietary Trading

Blackout Periods. For any Security in which trading is not prohibited by the preceding paragraph, Access Persons may trade in such Security except during a period beginning three trading days before and ending three days after (the “blackout period”) trades in the Security are effected for client accounts.

De Minimis Exception. There is a de minimis exception for any trade by an Access Person for the lesser of $10,000 or the dollar value of 250 shares in Securities of an issuer with a market capitalization of greater than $1.5 billion, subject to preclearance against restricted list, as described above.

Exceptions with Compliance Manager Approval. Exceptions to the foregoing prohibitions and restrictions may be granted on a case-by-case basis by the Chief Compliance Officer. Any such exception shall be documented by the Chief Compliance Officer in the PTA Connect system and such documentation shall include the date and time of and the reason for the exception.

Procedures

PTA Connect Reporting System. All Employees must utilize the PTA Connect software, an Internet-based personal trade reporting program that LCM has purchased from Dataware, for trade reporting and preclearance of personal trades as more fully described in the Procedures below.

“407” Letters. Upon the opening of an Access Person Account with a brokerage firm, the Access Person must initiate the generation of a letter to such firm pursuant to the New York Stock Exchange Rule 407, which informs of the Access Person’s employment with LCM a registered investment adviser, and advises the brokerage firm to send duplicate trade confirmations and account statements.

Initial and Annual Holdings Reports. Each Access Person of LCM must disclose all Securities in any Access Person account on the Personal Securities Holdings Form (Appendix 4) or any substitute acceptable to the Chief Compliance Officer. Each Access Person must submit such form to the Chief Compliance Officer initially no later than 45 days after becoming an Access Person and annually thereafter during the month of January. Each such report must be current as of a date no more than 45 days before the report is submitted.

Quarterly Trade Reporting Requirements. All accounts in which Access Persons have a Beneficial Interest will be subject to monitoring for compliance with all provisions of this Code. Each Access Person of LCM shall submit to the Chief Compliance Officer within 30 days after the end of the quarter in which such transaction occurs a report of every transaction in reportable Securities, as described above, in an account in which he or she has a Beneficial Interest. The report shall include the name of the Security, date of the transaction, quantity, price and broker-dealer through which the transaction was effected. The requirement will generally be satisfied by the sending of duplicate confirmations of trades and monthly brokerage statements for all accounts in which an Access Person has a Beneficial Interest to the Chief Compliance Officer. This is effectuated through the PTA Connect System and Dataware Solutions, which will receive all confirmations generated by brokers as trades occur and will input them into the PTA Connect System.. . Access Persons must independently report any Securities transactions not appearing on confirmations or brokerage statements provided to the Chief Compliance Officer on the Quarterly Securities Transaction Reporting Form provided as Attachment 5.

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LCM Code of Ethics – Personal and Proprietary Trading

Preclearance. Each Access Person who wishes to effect a securities transaction in an Access Person account must first obtain written preclearance of the transaction from the Chief Compliance Officer or, in his absence, the Chief Operating Officer. Any transaction proposed to be effected must be submitted through the PTA Connect System. Any such form received by the Chief Compliance Officer or, in his absence, the Chief Operating Officer will be reviewed against existing client holdings as reflected in the PTA Connect. A decision on permissibility of the trade will be rendered by the end of the trading day on which the form is received. Preclearance will be effective until the end of the third trading day after the trading day on which approval is given.

Review and Availability of Personal Trade Information. All information supplied under these procedures, including transaction and holdings reports (initial, monthly and annual reports), will be reviewed by the Chief Compliance Officer for compliance with the policies and procedures in this Code. The Chief Compliance Officer shall review all trade confirmations upon receipt and shall review all monthly statements and other trade reports filed during the month at the beginning of the following month. Any quarterly transaction reports filed in addition to the monthly statements will be reviewed promptly following receipt. Such review shall:

•	address whether Access Persons followed internal procedures, such as preclearance;
•	compare Access Person transactions to any restrictions in effect at the time of the trade;
•	assess whether the Access Person is trading for his or her own account in the same securities he or she is trading for clients, and if so, whether clients are receiving terms as favorable as those of the Access Person’s trades; and
periodically analyze the Access Person's trading for patterns that may indicate abuse.

Recordkeeping. The Chief Compliance Officer shall maintain as records of LCM, subject to the retention periods specified in Rule 204-2 under the Advisers Act:

•	a copy of this Code of Ethics;
•	records of violations and actions taken as a result of violations;

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LCM Code of Ethics – Personal and Proprietary Trading

•	copies of supervised persons’ acknowledgment of receipt of the Code;
•	copies of all holdings and transaction reports as required under Rule 204-2(a)(12).

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LCM Code of Ethics – Gifts and Entertainment

Gifts and Entertainment

Law and Policy

The giving or receiving of gifts or other items of value to or from persons doing business or seeking to do business with LCM, or with whom LCM does or is seeking to do business, could call into question the independence of our judgment as fiduciaries of our Clients. Accordingly, it is the policy of LCM to permit such conduct only on a limited basis and in accordance with the limitations stated herein.

Accepting Gifts and Entertainment. On occasion, because of your position with LCM, you may be offered, or may receive, gifts from Clients, brokers, vendors, or other persons not affiliated with LCM. Extraordinary or extravagant gifts are not permissible and must be declined or returned, absent approval by the Chief Compliance Officer. Gifts of a nominal value (i.e., gifts whose reasonable value is no more than $200 annually from a single giver), customary business lunches, dinners, entertainment at which both you and the giver are present (e.g., sporting or cultural events), and promotional items (e.g., pens, mugs) with a value that does not exceed $200 may be accepted.

Giving Gifts and Providing Entertainment. You may not give any gift(s) with an aggregate value in excess of $200 per year to any person associated with a securities or financial organization, including exchanges, brokerage firms, or other investment management firms, to members of the news media, or to Clients or prospective Clients of the firm. You may provide reasonable entertainment to persons associated with securities or financial organizations or Clients or prospective Clients provided that both you and the recipient are present and there is a business purpose for the entertainment.

Solicitation of Gifts. All solicitation of gifts or gratuities is unprofessional and is strictly prohibited.

Client Complaints. You may not make any payments or other account adjustments to Clients in order to resolve any type of complaint. All such matters must be handled by the Chief Compliance Officer.

Procedures

Prohibited Gifts. The giving or receiving of any gifts or entertainment from any one source with an aggregate value exceeding $200 must be reported to the Chief Compliance Officer. If you receive or are offered any such gift or entertainment, you must seek the guidance of the Chief Compliance Officer to determine whether you will be permitted to accept or keep the gift.

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LCM Code of Ethics – Gifts and Entertainment

Year End Review. At the end of each calendar year, the Chief Compliance Officer shall review all reports of gifts or entertainment for compliance with the provisions of this Code.

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LCM Code of Ethics – Outside Business Activities

Outside Business Activities

Law and Policy

Our fiduciary duty to Clients dictates that we devote our professional attention to their interests, above our own or those of other organizations. Accordingly, you may not engage in any of the following outside business activities without the prior written consent of LCM:

•	Be engaged in any other business;

•	Be employed or compensated by any other person for business-related activities;

•	Serve as an Employee of another organization;

•	Invest in limited or general partnerships; or

•	Engage in Personal Securities Transactions to an extent that diverts your attention from and impairs the performance of your duties in relation to the business of LCM and its Clients.

•	Serve on the board of directors (or in any similar capacity) of another company. Authorization for board service will rarely be granted and will normally require that LCM not hold or purchase any Securities of the company on whose board the Employee sits.

Procedures

Before undertaking any of the activities listed above, you must fill out the Outside Business Activities Approval Form (provided as Appendix 6 to this Code), and submit the form to head of your business unit at LCM.

The business unit head will:

•	Consider and approve or disapprove the activity promptly.

•	Return the approved or disapproved form to you and transmit a copy to the Chief Compliance Officer for filing.

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LCM Code of Ethics – Appendices

APPENDIX 1

DEFINITIONS

“Access Person” means any of your supervised persons who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. If providing investment advice is your primary business, all of your directors, officers and partners are presumed to be Acess Persons.

“Access Person Account” means the following Securities accounts: any personal account of an Access Person; any joint or tenant-in-common account in which the Access Person has an interest or is a participant; any account for which the Access Person acts as trustee, executor, or custodian; any account over which the Access Person has investment discretion or otherwise can exercise control (other than non-related Clients’ accounts over which LCM has investment discretion), including the accounts of entities controlled directly or indirectly by the Access Person; and any other account in which the Access Person has a direct or indirect Beneficial Interest (other than such accounts over which the Access Person has provided the Chief Compliance Officer with the documentation showing the grant of investment discretion once the account to another person and over which the Access Person cannot otherwise exercise control).

“Beneficial Interest” means the opportunity to share, directly or indirectly, in any profit, loss, dividend or income from a Security, directly or indirectly, through any joint account, partnership, trust or other formal or informal relationship. An Access Person is deemed to have a Beneficial Interest in Securities held by family members of an Access Person’s household, unless a disclaimer of Beneficial Interest has been filed with and approved by LCM or the Chief Compliance Officer. Beneficial Interest shall be interpreted in accordance with Section 16 of the Securities Exchange Act of 1934 and rules and interpretations thereunder.

“Client” means any person for whom LCM serves as an investment adviser, renders investment advice, or makes investment decisions for compensation.

“Employee” means any officer, director or employee of LCM.

“Equivalent Security” means any Security issued by the same entity as the issuer of a Security, all derivative instruments, such as options and warrants, derived from or economically tied to or used to achieve the same economic result as the Security in question, and, in the cases of debt Securities, other Securities with the same interest rate, maturity and credit rating as the Security in question.

LCM Code of Ethics – Appendices

        “Security” includes stock, notes, bonds, debentures, and other evidences of indebtedness (including loan participation and assignments), limited partnership interests, investment contracts, all derivative instruments such as options and warrants, and any other instrument within the definition of the term “Security” in the Investment Advisers Act of 1940.

LCM Code of Ethics – Appendices

APPENDIX 2

EMPLOYEE ACKNOWLEDGMENT OF RECEIPT OF CODE

I acknowledge that I have received

•	the Code of Ethics of LCM, dated ___________________, or
•	the amendment to the Code dated ___________________,

and represent that:

1.	I have read the Code or amendment, as applicable, and understand it.

2.	I understand that LCM may impose sanctions, up to and including termination of employment, for violation by me of the Code of Ethics.

3.	I will comply with the Code of Ethics in all respects, including reporting to the Chief Compliance Officer violations of the Code of which I become aware.

Employee Signature: ___________________________________

Dated: ______________________________________________

LCM Code of Ethics – Appendices

APPENDIX 3

ANNUAL CERTIFICATION OF COMPLIANCE

I certify that during the past year:

1.	In accordance with the Code of Ethics, I have fully disclosed the Securities holdings in my Access Person Accounts (as defined in Appendix 1 of the Code).

2.	In accordance with the Code of Ethics, except for transactions exempt from the reporting, I have arranged for the Chief Compliance Officer to receive duplicate copies of each confirmation for each Securities Transaction and of monthly statements of all Access Person Accounts.

3.	I have complied with the Code of Ethics in all other respects.

Employee Signature: ___________________________________

Dated: ______________________________________________

LCM Code of Ethics – Appendices

APPENDIX 4

PERSONAL SECURITIES HOLDINGS REPORT

In accordance with the LCM Code of Ethics, please provide the following information concerning all non-exempt Securities in which you have a Beneficial Interest, including Securities in all Access Person Accounts and all Securities in any other non-Client accounts for which you make investment decisions. This includes not only Securities held by brokers, but also Securities held at home, in safe deposit boxes, or by an issuer.

(1)	Name of Access Person:

(2)	If different than #1, name of the person in whose name the account is held:

(3)	Relationship of (2) to (1):

(4)	Brokerage firm at which Account is Maintained and Account Number.

(5)	Name and phone Number of Contact at Brokerage Firm:

(6)	For each account, attach your most recent account statement listing Securities in that account. If you have a Beneficial Interest in Securities that are not listed in an attached account statement, list them below:

Name of Security	Quantity	Value	Custodian

1.

2.

3.

4.

5.

6.

7.

8.

(Attach separate sheet if necessary)

I certify that this form and the attached statements (if any) constitute all of the Securities in my Access Person Accounts.

Employee Signature: ___________________________________
Dated: ______________________________________________

LCM Code of Ethics – Appendices

APPENDIX 5

QUARTERLY SECURITIES TRANSACTION REPORT

Please provide a list of all non-exempt Securities that you have purchased or sold in any Access Person Account that are not reflected on trade confirmations or monthly brokerage statements otherwise provided to the Chief Compliance Officer. This includes not only Securities held by brokers, but also Securities held at home, in safe deposit boxes, or by an issuer.

(1)	Name of Access Person:

(2)	If different than #1, name of the person in whose name the transaction was effected:

(3)	Relationship of (2) to (1):

(4)	For each account, attach your most recent account statement listing transactions in that account during the quarterly period. If you own Securities that are not listed in an attached account statement, please list them below:

Name of Security	Trade Date	Quantity	Purchase or Sale	Price	Custodian or Situs of Security

1.

2.

3.

4.

5.

I certify that this form and the attached statements (if any) constitute all of the Securities transactions in my Access Person Accounts for the quarter ended on the date below.

Employee Signature: ___________________________________For
Quarter Ended: ______________________________________________

LCM Code of Ethics – Appendices

APPENDIX 6

OUTSIDE BUSINESS ACTIVITIES APPROVAL FORM

Name of Employee:

Brief Description of Proposed
Activity:

Number of Hours per Week
Expected to be Spent on
Activity:

Compensation Expected for
Activity:

Date Activity Expected to
Commence:

Date Activity Expected to
Terminate:

Approved: _________________________________

Date: _____________________________________